For Immediate Release

       Syscon, Aradyme Team to Provide States with Comprehensive Solution
           For Modernizing Corrections Systems, Managing Offender Data

OREM, Utah - February 6, 2006 - Aradyme Corporation (OTCBB: ADYE), a data management company, has teamed up with Syscon Justice Systems, LTD, the worldwide leader in innovative offender and case management software, to begin offering a total offender management information solution to state corrections agencies looking to modernize their offender management systems, better track and manage information on criminal offenders, and enhance public safety.

In connection with this teaming arrangement, Syscon and Aradyme have also signed a contract to provide their solution to a state department of corrections, the details of which will be disclosed upon approval by the state.

The new offender management information solution from Syscon and Aradyme combines Syscon's TAG product--the world's most widely deployed large-scale commercial off-the-shelf offender and case management application software--with Aradyme's advanced data migration/conversion services. The net effect of the synergies created by the combined solution is that not only will it enable state corrections agencies to modernize their systems, streamline their operations, and more rigorously track and manage offender-related data, but it will also help them significantly reduce their risks, increase the amount of visibility they have of their data throughout the data migration/conversion process, and boost the overall confidence they have in their data.

"We are delighted to be teaming with Aradyme, as we continue to be impressed by their innovative solutions and technologies, and exclusive framework for performing data migrations," said Mark Boyle, president of Syscon Justice Systems. "By combining our application software with Aradyme's advanced data migration solutions, we believe we will be able to offer our customers a superior solution."

"We are excited to be working with a worldwide leader such as Syscon Justice Systems in offering a solution to state corrections agencies. As Syscon continues to expand its presence in the United States, we are continuing to explore additional ways to replicate the success we have already experienced together in pursuing opportunities," said James R. Spencer, chief executive officer of Aradyme. "Since many state corrections departments have a vital need to modernize their offender management systems, we look forward to the opportunity of working with Syscon and demonstrating the full value of our combined solution."

About Syscon Justice Systems, LTD

For 25 years, Syscon has been the world leader in innovative Offender and Case Management Software design and delivery. TAG offers management functionality from booking and legal documentation through trust accounting, commissary and case management to the management of parole and other forms of community supervision. TAG has been implemented in States and Counties across North America and Australia. In 2004, TAG was chosen to be the software platform for the entire prison and probation management system in England and Wales. For more information about Syscon, please visit www.syscon.net.

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About Aradyme Corporation

Aradyme Corporation (OTCBB: ADYE) is a data management company that provides world-class solutions in data migration/conversion, data integration and application development. These solutions are made possible through a mix of proprietary next-generation database technologies, methodologies and experience that enables customers to simplify their data management efforts and substantially increase the quality of their data. By leveraging the company's dynamic-schema database management system, which has been in development for more than 25 years, customers are able to bypass the limitations of traditional database technology and achieve greater flexibility in data handling. For more information about Aradyme, call (801)705-5000 or visit the company's web site at www.aradyme.com.

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This release contains forward-looking statements. Forward-looking statements are not guarantees of future revenues, sales, agreements, events, growth or results. Forward looking statements are subject to risks and uncertainties outside Aradyme's control. Actual events or results may differ materially from the forward-looking statements.

Media Contacts:

Kimberly Carroll
Aradyme Corporation
Phone: (801)705-5039
kimberly.carroll@aradyme.com

Jak King
Syscon Justice Systems, LTD
Phone: (604) 606-7650 ext. 7656
jakking@syscon.net